Exhibit 10.4
BONUS AGREEMENT UPON COMMENCEMENT OF EMPLOYMENT

This Bonus Agreement upon Commencement of Employment (this “Agreement”) is between Marathon Oil Corporation, (referred to as “Marathon”) and Lee M. Tillman (referred to as “you”) and sets forth the terms for payment of the Bonus and the conditions on which you agree to repay the Bonus.

Marathon has agreed to pay you an aggregate signing bonus of $3,000,000 (“Bonus”). This Bonus, less any required tax withholding, shall be paid in three installments. The first installment (“First Installment”) shall be $2,000,000 and shall be paid within thirty (30) calendar days following August 1, 2013, which is the date on which your employment with Marathon commenced. The second installment (“Second Installment”) shall be $500,000 and shall be paid within thirty (30) calendar days following August 1, 2014 provided that you remain in continuous employment with Marathon through such date. The third installment (“Third Installment”) shall be $500,000 and shall be paid within thirty (30) calendar days following August 1, 2015 provided that you remain in continuous employment with Marathon through such date. If your employment with Marathon is terminated due to your disability, resignation for Good Reason, or termination by Marathon without Cause prior to payment of any of the installments, you will receive all remaining bonus installments within thirty (30) days after the date that is six (6) months after your termination of employment, and you shall not be required to repay any amounts pursuant to this Agreement. If your employment with Marathon is terminated due to your death prior to payment of any of the installments, your estate will receive all remaining bonus installments within thirty (30) days after the date of your death, and your estate shall not be required to repay any amounts pursuant to this Agreement.

Your receipt of the Bonus is contingent upon the execution of this Agreement.

You will be required to repay certain amounts as follows if Marathon terminates your employment for Cause or if you resign your employment without Good Reason:

(i)	prior to August 1, 2014, you will be obligated to repay the First Installment;

(ii)	prior to August 1, 2015, you will be obligated to repay the Second Installment and 50% of the First Installment; and

(iii)	prior to August 1, 2016, you will be obligated to repay the Third Installment.

For purposes of this Agreement, “Cause” means any one or more of the following:

(i)
your willful and continued failure to substantially perform your duties with Marathon (other than any such failure resulting from termination of your employment for Good Reason or any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you that specifically identifies the manner in which Marathon believes that you have not substantially performed your duties and you have failed to resume substantial performance of your duties on a continuous basis within fourteen (14) days of receiving such demand;

(ii)	your willfully engaging in conduct which is demonstrably and materially injurious to Marathon, monetarily or otherwise; or

(iii)
your conviction of a felony or conviction of a misdemeanor which impairs your ability substantially to perform your duties with Marathon. For purposes of this definition of Cause, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that the action or omission was in the best interest of Marathon.

For purposes of this Agreement, “Good Reason” means the occurrence, without your express written consent, of any one or more of the following:

(i)
the assignment to you of duties materially inconsistent with your position as President & Chief Executive Officer or a material diminution in your authority, duties, status or responsibilities, including a requirement that you report to a corporate officer or employee instead of reporting directly to the Board of Directors of Marathon;

(ii)	a material diminution by Marathon in your rate of base salary;

(iii)
a material change in the geographic location at which you must perform services, specifically including a requirement that you be based at a location in excess of fifty (50) miles from the location where you were based on August 1, 2013; or

(iv)
a material diminution by Marathon in your total compensation opportunity, including a material diminution resulting from your exclusion from, or reduced participation in, any of Marathon’s employee benefit, incentive compensation, bonus, stock option and stock award plans, programs, policies, practices or arrangements in which officers of Marathon participate, provided that no material diminution in your total compensation opportunity will be deemed to occur as long as you participate in such plans, programs, practices, policies or arrangements on the same level at which other corporate officers participate in such plans, programs, practices, policies or arrangements.

Notwithstanding the foregoing, Good Reason shall not exist unless (a) you provide notice to Marathon of the existence of the condition or occurrence of the action that you believe constitutes Good Reason within ninety (90) days of the initial existence of the condition or occurrence of the action, (b) upon receipt of such notice, Marathon has a period of forty-five (45) days during which it may remedy the condition or reverse or change the action that you believe constitutes Good Reason, (c) Marathon does not remedy the condition or reverse or change the action within such cure period, and (d) you actually terminate your employment with Marathon within two years of the initial existence of the condition or occurrence of the action that constitutes Good Reason. Your continued employment with Marathon shall not constitute consent to, or a waiver of rights with respect to, any condition or occurrence constituting Good Reason hereunder.

Payments under this Agreement are intended to be exempt from or to comply with section 409A of the Internal Revenue Code of 1986, as amended, and related U.S. Treasury regulations or official pronouncements (“Section 409A”) and any ambiguous provision will be construed in a manner that is consistent with exemption from Section 409A; provided, however, if and to the extent that any compensation payable pursuant to this Agreement is determined to be subject to Section 409A, this Agreement will be construed and all payments under this Agreement shall be made in a manner that will comply with Section 409A. To the extent required to comply with Section 409A, references to a “resignation,” “termination,” “termination of employment” or like terms throughout this Agreement shall be interpreted consistent with the meaning of “separation from service” as defined in Section 409A. To the extent required to comply with Section 409A, references to a “disability” shall be interpreted consistent with the meaning of “disability” as defined in Section 409A.

You authorize Marathon to deduct any amount allowed by law, up to and including the amounts you are obligated to repay under the provisions of this Agreement from your final paycheck, any checks for allowances or expenses payable to you, and to credit those deductions to the amounts you are obligated to repay under this Agreement. You understand that you shall remain responsible for the payment of any remaining balance that remains after such deduction.

You acknowledge and agree that neither this Agreement nor the payment of the Bonus creates or affirms any obligation for Marathon to employ you for any term or specific period of time.

You understand and agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, and that this Agreement is enforceable from the time that you sign it, or from the time that you receive the First Installment of the Bonus, whichever first occurs, without regard to whether or not any representative or agent of Marathon signs it. You acknowledge receiving a copy of this Agreement at the time that you signed it.

Lee M. Tillman:         /s/ Lee M. Tillman

Date:                August 30, 2013

Marathon Oil Corporation

By:                /s/ R. L. Sovine

Title:                Vice President, Human Resources

Date:                August 30, 2013